AMENDMENT NO. 1 TO
RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this “Amendment”) is dated as of December 22, 2015 (the “Effective Date”) and amends the Rights Agreement, dated as of September 26, 2015 (the “Rights Agreement”), by and between VAALCO Energy, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a national banking association, as Rights Agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined have the meaning given to them in the Rights Agreement.

RECITALS

WHEREAS, in accordance with Section 27 of the Rights Agreement, for so long as the Rights are redeemable,  the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights; and

WHEREAS, the Rights are currently redeemable, and pursuant to the terms of the Rights Agreement and in accordance with Section 27 of the Rights Agreement, the Company has determined that the Rights Agreement be amended as set forth in this Amendment, and the Rights Agent is hereby directed to join in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth herein, the parties hereby agree as follows:

1.Amendment of the Rights Agreement.  Clause (i) Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(i) the Close of Business on December 23, 2015 (the “Final Expiration Date”);”

2.Amendment of Exhibits. The exhibits to the Rights Agreement shall be deemed to be amended in a manner consistent with this Amendment, including all conforming changes.

3.Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

4.Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment transmitted electronically (including by fax and .pdf) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

5.Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.

6.Descriptive Headings. The descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.

7.Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

8.Governing Law. This Amendment will be deemed to be a contract made pursuant to the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

 [Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

VAALCO Energy, Inc.

By:/s/ Eric J. Christ

Name:Eric J. Christ

Title:Vice President, General Counsel and Corporate Secretary

Computershare Trust Company, N.A.

By:  /s/ Kevin Laurita

Name: Kevin Laurita

Title: Vice President